Exhibit 12.2

                        United States Steel Corporation
                Computation of Ratio of Earnings to Fixed Charges
                                   Unaudited
                              Continuing Operations
                              (Dollars in Millions)

                                                      Year Ended December 31
                                              ----------------------------------------
                                               2001       2000    1999    1998    1997
                                              -----       ----    ----    ----    ----
Portion of rentals representing interest ..   $  45       $ 48    $ 46    $ 52    $ 47
Capitalized interest ......................       1          3       7       6       7
Other interest and fixed charges ..........     153        115      74      47      91
                                              -----       ----    ----    ----    ----
Total fixed charges (A) ...................   $ 199       $166    $127    $105    $145
                                              =====       ====    ====    ====    ====
Earnings-pretax income with
  applicable adjustments (B) ..............   $(387)      $187    $295    $618    $781
                                              =====       ====    ====    ====    ====
Ratio of (B) to (A) .......................     ***(a)    1.13    2.33    5.89    5.39
                                              =====       ====    ====    ====    ====

(a) Earnings did not cover fixed charges by $586 million in 2001.